UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2008

Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)

(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.     Material Impairments.

On June 1, 2008, Citizens Republic Bancorp, Inc. (“Citizens”) determined, on the basis of facts and circumstances described below, that a material non-cash goodwill impairment charge of approximately $180 million and a credit writedown of $47.1 million were required. On June 5, 2008, Citizens issued a press release announcing the goodwill impairment charge and the credit writedown.

As a result of ongoing volatility in the financial industry, Citizens’ market capitalization decreasing to a level below tangible book value, and continued deterioration in the credit quality of Citizens’ commercial real estate portfolio, Citizens determined it was necessary to perform an interim goodwill impairment test during May 2008. Citizens conducted discounted cash flow and portfolio pricing analyses, which reflect management’s outlook for the current business environment, to determine if the fair value of the assets and liabilities in the Regional Banking and Specialty Commercial lines of business exceeded their carrying amounts. Based on these analyses, Citizens believes that the goodwill allocated to Regional Banking is not impaired. However, Citizens believes that the goodwill allocated to Specialty Commercial is impaired primarily due to the continued deterioration in commercial real estate collateral values and continued challenges in the Midwest economy. Effective May 31, 2008, Citizens recorded a non-cash goodwill impairment charge of approximately $180 million, representing Citizens’ current estimate of the amount of goodwill impairment. The goodwill impairment charge is not tax deductible, does not impact Citizens’ tangible equity or regulatory capital ratios, and does not adversely affect Citizens’ overall liquidity position.

As required under SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is currently performing a step-two impairment test to value all assets and liabilities within the Regional Banking and Specialty Commercial lines of business in a manner consistent with business combinations and expects to complete this process prior to June 30, 2008. While the aforementioned goodwill impairment charge is an estimate, Citizens does not anticipate the final analysis to be materially different. This interim goodwill assessment will not change the timing of Citizens’ annual goodwill impairment test.

Despite the ongoing challenges in the current commercial real estate environment, Citizens remains committed to its commercial real estate clients and business and does not plan to exit this segment. Citizens will continue to target high quality, profitable income producing and owner occupied commercial real estate relationships. Since January 1, 2007, Citizens no longer underwrites commercial real estate land hold and land development loans, all new commercial real estate loans have been originated using Citizens’ conservative underwriting guidelines, and all commercial real estate relationships are monitored under Citizens’ proactive credit risk management disciplines.

Due to continued deterioration in the underlying collateral values for loans secured by real estate and the continued challenges in the Midwest economy, Citizens performed a comprehensive evaluation of its nonperforming commercial real estate and residential mortgage loan portfolios, its commercial loans held for sale portfolio and its commercial and residential other repossessed assets portfolios during May 2008 to identify certain assets that Citizens elected to market for sale. Based on this review, Citizens recorded a $47.1 million ($30.6 million after-tax) credit-related writedown effective May 31, 2008. The writedown was comprised of the following: (1) a $38.5 million fair-value adjustment on $131.4 million of nonperforming commercial real estate and residential mortgage loans as a result of transferring them to held for sale status at estimated fair market value; (2) a $2.7 million fair-value adjustment on $30.3 million of commercial loans held for sale; and (3) a $5.9 million fair-value adjustment on $37.6 million of commercial and residential repossessed assets. As a result of these actions, nonperforming loans will be reduced by $131.4 million and nonperforming assets will decrease by a net of $47.1 million. The credit writedown is a non-cash charge which will impact tangible equity and regulatory capital ratios. This writedown does not address other costs or expenses that may be associated with monitoring the nonperforming commercial real estate loans or other repossessed assets acquired, such as the cost and expense of monitoring, collection, foreclosure or potential litigation, if any, as these costs are recorded as part of normal operating costs and expensed as incurred.

The sections the press release attached hereto as Exhibit 99.1 entitled “Goodwill Impairment Charge” and “Credit Writedown” are incorporated herein by reference.

Item 7.01     Regulation FD Disclosure.

On June 5, 2008, Citizens posted an update on the Company as a presentation on Citizens’ website, www.citizensbanking.com, under the investor relations section.

The press release attached hereto as Exhibit 99.1 (other than the sections entitled “Goodwill Impairment Charge” and “Credit Writedown”) is incorporated herein by reference.

The full text of the presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release, dated June 5, 2008.
Exhibit 99.2	Company Presentation, dated June 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.

By: /s/ Thomas W. Gallagher

Thomas W. Gallagher
Its: General Counsel and Secretary

Date: June 5, 2008

Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release, dated June 5, 2008.
Exhibit 99.2	Company Presentation, dated June 2008.